Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-157720) pertaining to The Hourly Pension Investment Plan of The Timken Company of our report dated June 24, 2009, with respect to the financial statements and schedule of The Hourly Pension Investment Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2008.
/s/ Ernst & Young LLP
Cleveland, Ohio
June 24, 2009